EXHIBIT 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business September 30, 2010, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$16,933
Interest-bearing balances		39,916
Securities:
Held-to-maturity securities		0
Available-for-sale securities		154,552
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		3,839
Securities purchased under agreements to resell		10,627
Loans and lease financing receivables:
Loans and leases held for sale		31,749
Loans and leases, net of unearned income	686,595
LESS: Allowance for loan and lease losses	20,431
Loans and leases, net of unearned income and allowance		666,164
Trading Assets		32,145
Premises and fixed assets (including capitalized leases)		8,147
Other real estate owned		5,794
Investments in unconsolidated subsidiaries and associated companies		557
Direct and indirect investments in real estate ventures		115
Intangible assets
Goodwill		21,005
Other intangible assets		24,549
Other assets		54,397

Total assets		$1,070,489

LIABILITIES
Deposits:
In domestic offices		$726,238
Noninterest-bearing	158,737
Interest-bearing	567,501
In foreign offices, Edge and Agreement subsidiaries, and IBFs		84,789
Noninterest-bearing	1,834
Interest-bearing	82,955
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		5,726
Securities sold under agreements to repurchase		15,280

Dollar Amounts In Millions

Trading liabilities	15,098
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	43,063
Subordinated notes and debentures	20,643
Other liabilities	35,682

Total liabilities	$946,519

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	98,774
Retained earnings	17,543
Accumulated other comprehensive income	5,827
Other equity capital components	0

Total bank equity capital	122,663
Noncontrolling (minority) interests in consolidated subsidiaries	1,307

Total equity capital	123,970

Total liabilities, and equity capital	$1,070,489

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Howard I. Atkins

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

John Stumpf Dave Hoyt Michael Loughlin	Directors